                                                                    Exhibit 99.1


[LOGO] NEXELL                                           Nexell Therapeutics Inc.
                                                        9 Parker
                                                        Irvine, California
                                                        92618 1605
                                                        t.949 470 9011
                                                        f.949 770 3291
                                                        www.nexellinc.com

FOR IMMEDIATE RELEASE

                                         Contact:    Wayne A. Tyo
                                                     (949) 470-9011
                                                     Nexell Therapeutics Inc.

NEXELL THERAPEUTICS ANNOUNCES PLAN OF LIQUIDATION AND DISSOLUTION


IRVINE, Calif.--October 17, 2002--Nexell Therapeutics Inc. (OTC Bulletin Board:NEXL.OB) announced today that its board of directors adopted a plan to liquidate and dissolve the Company. Based upon current information, the Company anticipates that a cash distribution to common stockholders, which will exclude Baxter Healthcare Corporation ("Baxter") and its affiliates, will be $0.05 per share. Although the Company is unable to predict the precise timing of such distribution it hopes to make the distribution prior to year end. In order to be eligible to receive the distribution, a stockholder must be a holder of record of common stock on the record date set by the Board of Directors for such distribution, which is expected to be the date the Company files its certificate of dissolution with the State of Delaware.

In reaching its determination that the plan of liquidation and dissolution is in the best interests of the Company, the Board of Directors considered a number of factors. As previously disclosed, on May 15, 2002, the Board had authorized management to immediately begin an orderly wind up of operations. Since then the Company considered alternatives available to it in effecting the wind up, including dissolution under Delaware law or liquidation or reorganization under the Federal bankruptcy code. In any such procedure, in light of the liquidation preference of the Company's outstanding Series A and Series B Preferred Stock in the aggregate amount of approximately $151 million, there would be no remaining value available for distribution to the holders of common stock. After discussions with Baxter and its affiliates, which will hold all of the preferred stock, such holders have agreed to consent to a cash distribution to the holders of common stock in connection with the liquidation and dissolution of the Company under Delaware law.

As a Delaware corporation, the Company must obtain stockholder approval for the plan of liquidation and dissolution. The Company and Baxter have entered into an agreement pursuant to which: (i) Baxter and certain of its affiliates have agreed to acquire from the Company's holders of Series B Preferred Stock such preferred stock, (ii) Baxter and its affiliates will accelerate the pre-existing put of their stock to Baxter International Inc., (iii) Baxter and its affiliates will convert a portion of such stock sufficient to give them ownership of a majority of the outstanding shares of common stock, and (iv) Baxter and its affiliates will then, as majority holders of common stock, approve the plan of liquidation and dissolution by written consent.

The put was granted by Baxter International Inc. in November 1999 in connection with the Company's issuance of the Series B Preferred Stock. Baxter currently owns approximately 17% of the Company's common stock.

As a common stockholder Baxter will waive its right to the $0.05 per share distribution. As the then sole preferred stockholders Baxter and its affiliates will receive substantially all of the remaining assets of the Company, other than a contingency reserve to satisfy current and anticipated liabilities, in partial satisfaction of their liquidation preference. Pursuant to the plan of liquidation and dissolution, the Company will establish a liquidating trust by year end to which will be contributed any assets not distributed to the stockholders.

In connection with the plan of liquidation and dissolution, the Company will file with the SEC an information statement, which will be mailed to stockholders following its filing with the SEC. Investors and security holders are urged to read this document as it contains important information about the plan of liquidation and dissolution and related matters. After it is filed, investors and security holders may obtain copies of the document free of charge from the SEC's website at www.sec.gov. No proxies will be solicited from Company stockholders with respect to the plan of liquidation and dissolution.

Effective October 17, 2002, and after the adoption by the Board of Directors of the plan of liquidation and dissolution, Victor W. Schmitt was appointed by the Board of Directors to be a director of the Company. Mr. Schmitt, who formerly was a director from December 1997 until May 10, 2002, is an employee of Baxter.

It is anticipated that Innovir Laboratories, Inc., a majority owned subsidiary of the Company, will be liquidated in the near future. As a result of the liquidation preference held by the Company as the sole holder of preferred stock of Innovir, it is not expected that there will be any assets available to distribute to the holders of common stock of Innovir.

Nexell Therapeutics Inc.

Located in Irvine, California, Nexell Therapeutics Inc. is a biotechnology company that was focused on the modification or enhancement of human immune function and blood cell formation utilizing adult hematopoietic (blood-forming) stem cells and other specially prepared cell populations. Nexell was developing proprietary cell-based therapies that address major unmet medical needs, including treatments for genetic blood disorders, autoimmune diseases, and cancer. The Company is currently in the process of winding down operations.

This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from current expectations. Such risks and uncertainties include: the Company's ability to effect an orderly wind down of its operations and to implement the plan of liquidation and dissolution in a timely manner; the Company's ability to resolve any claims against it; the Company's ability to sell certain of its remaining assets to generate cash to satisfy its obligations; the Company's ability to maintain sufficient cash which could be distributed to its stockholders; the Company's ability to retain the services of key employees or consultants to complete the wind-down; the Company's obligation to incur the expenses of complying with public company reporting requirements; the substantial dilution to common stockholders in the event that all or a portion of the Company's two series of Preferred Stock are converted to Common Stock; and any additional factors described from time to time in the Company's filings with the SEC. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

                                 -End of Text-